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                                                                      EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference of our reports dated February 18, 1999 (except with respect to the matters discussed in Note 22, as to which the date is March 22, 1999) on the consolidated financial statements and the consolidated financial statement schedule of MediaOne Group, Inc., as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in this Annual Report on Form 10-K into MediaOne Group, Inc.'s previously filed registration statements on Forms S-3 (Nos. 33-50047, 33-50047-01 and 333-50227) and on Forms S-8 (Nos. 333-01931, 33-63093, 33-63085, 33-63091, 333-24285 and
333-67679).

Denver, Colorado,
March 30, 1999.